Exhibit 99.1

Papa John’s Announces First Quarter 2020 Results and Provides Business Update in Response to COVID-19 Pandemic

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 6, 2020--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the first quarter ended March 29, 2020. The company also provided an update on the business impact of the global coronavirus (COVID-19) pandemic.

Highlights

  First quarter 2020 earnings per diluted share of $0.15 compared to first quarter 2019 loss per diluted share of ($0.12)
  System-wide North America comparable sales increase of 5.3%
  International comparable sales increase of 2.3%
  Cash flow from operations of $33.7 million; free cash flow of $24.4 million for first quarter 2020
  Launched No Contact Delivery and Carryout domestically and in many international markets and on plan to hire thousands of new team members
  Preliminary estimated April fiscal period comparable sales increases of 26.9% for North America and 1.4% for international

Rob Lynch, President & CEO said, “Thanks to the tremendous effort of our team members and franchisees, I’m proud to say that Papa John’s has kept its doors open and continued feeding our customers and neighbors in North America and most markets during the COVID-19 pandemic. Guided by the needs of our team members and the communities we serve, we have implemented rigorous additional health and safety measures, including No Contact Delivery, and expanded our health and paid-leave benefits. Our team members and franchisees have also served more than two million free slices of pizza to those on the front lines and in need. As seen in our April North America comparable sales, after the close of the first quarter, unprecedented numbers of families are relying on Papa John’s. We are rising to this challenge, hiring thousands of new team members, safeguarding our supply chain and carefully managing our finances. It's an honor to deliver BETTER INGREDIENTS. BETTER PIZZA. to our new and returning customers, especially in these trying times.”

Global Restaurant and Comparable Sales Information

Global restaurant and comparable sales information and operating highlights for the first quarter ended March 29, 2020, compared to the first quarter ended March 31, 2019 are as follows:

	First Quarter
	Mar. 29, 2020	Mar. 31, 2019

Global restaurant sales growth / (decline) (a)	4.3%	(5.5%)

Global restaurant sales growth / (decline),
excluding the impact of foreign currency (a)	5.4%	(3.7%)

Comparable sales growth / (decline) (b)
Domestic company-owned restaurants	6.1%	(9.0%)
North America franchised restaurants	5.1%	(6.1%)
System-wide North America restaurants	5.3%	(6.9%)

System-wide international restaurants	2.3%	(0.1%)

(a) Includes both company-owned and franchised restaurant sales.

(b) Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe North America, international and global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the company’s revenues.

Revenue and Operating Highlights

	First Quarter
In thousands, except per share amounts	Mar. 29, 2020	Mar. 31, 2019	Increase (Decrease)

Total revenue	$ 409,859	$ 398,405	$ 11,454
Income (loss) before income taxes	11,505	(767)	12,272
Net income (loss)	8,443	(1,731)	10,174
Diluted earnings (loss) per share	0.15	(0.12)	0.27
Adjusted diluted earnings per share (a)	0.15	0.19	(0.04)

(a) Adjusted to exclude Non-GAAP items in 2019 referred to as “Special charges,” which impact comparability. The reconciliation of GAAP to non-GAAP financial results is included in the table below.

Adjusted Financial Results

Effective as of the first quarter of 2020, the company modified its presentation of adjusted (non-GAAP) financial results to no longer present certain financial assistance provided to the North America system in the form of royalty relief and discretionary marketing fund investments as Special charges. This financial assistance, which began in the third quarter of 2018 in response to declining sales in North America, will continue through the third quarter of 2020, as announced in a formal plan in July 2019. The adjusted financial results for the quarter ended March 31, 2019 have been revised to remove these items. See “Temporary Franchise Support” for additional information regarding this change in presentation.

The table below reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. We present these non-GAAP measures because we believe the Special charges in the first quarter of 2019 impact comparability to our first quarter 2020 results.

	First Quarter
	Mar. 29,	Mar. 31,
(In thousands, except per share amounts)	2020	2019

GAAP income (loss) before income taxes	$11,505	$(767)
Special charges:
Legal and advisory fees (1)	-	5,067
Mark-to-market adjustment on option valuation (2)	-	5,914
Adjusted income before income taxes	$11,505	$10,214

GAAP net income (loss) attributable to common shareholders	$4,972	$(3,801)
Special charges:
Legal and advisory fees (1)	-	5,067
Mark-to-market adjustment on option valuation (2)	-	5,914
Tax effect of Legal and advisory fees (3)	-	(1,176)
Adjusted net income attributable to common shareholders	$4,972	$6,004

GAAP diluted earnings (loss) per share	$0.15	$(0.12)
Special charges:
Legal and advisory fees (1)	-	0.16
Mark-to-market adjustment on option valuation (2)	-	0.19
Tax effect of Legal and advisory fees (3)	-	(0.04)
Adjusted diluted earnings per share	$0.15	$0.19
(1)

Represents advisory and legal costs incurred in 2019 primarily associated with the review of a wide range of strategic opportunities that culminated in the strategic investment in the company by affiliates of Starboard Value LP (“Starboard”) as well as certain litigation costs associated with legal proceedings initiated by our founder.

(2)

Represents a one-time mark-to-market adjustment of $5.9 million primarily related to the increase in the fair value of the Starboard option to purchase Series B convertible preferred stock that culminated in the purchase of additional preferred stock in late March 2019.

(3)	The tax effect for Legal and advisory fees was calculated by applying the 2019 marginal rate of 23.2%. The mark-to-market adjustment on option valuation was non-deductible for tax purposes.

The 2019 non-GAAP adjusted results shown above and within this press release, which exclude the Special charges, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting certain financial information excluding the Special charges is important for purposes of comparison to current year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance and to analyze trends.

Temporary Franchise Support

As previously mentioned, effective as of the first quarter of 2020, the company no longer presents certain royalty relief and discretionary marketing fund investments, included herein as “Temporary Franchise Support,” as Special charges within its adjusted financial results. The prior period adjusted financial measures presented above in “Adjusted Financial Results” have also been revised to remove the impact of these items.

Temporary Franchise Support investments were $10.7 million (or approximately $0.26 per diluted share) in the first quarter ended March 29, 2020, compared to $4.9 million (or approximately $0.12 per diluted share) in the first quarter ended March 31, 2019, as follows (in thousands):

	First Quarter
	Mar. 29, 2020	Mar. 31, 2019
Royalty relief (a)	$5,656	$4,873
Marketing fund investments (b)	5,000	-
Total Temporary Franchise Support (c)	$10,656	$4,873
(a)

Represents financial assistance provided to the North America system in the form of temporary royalty reductions that are above and beyond the level of franchise assistance the company would incur in the ordinary course of its business. Beginning in the third quarter of 2018, the company began providing various forms of support and financial assistance to the North America franchise system in response to declining North America sales. In July 2019, the company announced a formal relief program to provide our North America franchisees with certainty regarding the availability and schedule of the temporary relief through the third quarter of 2020. These royalty reductions are not an expense, but rather consist of the amount of waived royalties that the Company would otherwise have been entitled to absent the waiver. The waived royalties are not included in North America franchise royalties and fees revenues.

(b)

Represents incremental discretionary marketing fund investments in excess of contractual Company-owned restaurant-level contributions, which were made as part of our previously announced temporary financial support package to our franchisees. The marketing fund investments are included in Unallocated corporate expenses.

(c)

The company expects to provide approximately $15 to $20 million of Temporary Franchise Support in the second and third fiscal quarters of 2020. The formal relief program will conclude in the third quarter of 2020.

Revenue Highlights

Consolidated revenues increased $11.5 million, or 2.9%, for the first quarter of 2020 compared to the first quarter of 2019. Excluding the impact of refranchising 46 domestic restaurants and a quality control center in Mexico in 2019, consolidated revenues increased approximately $23.1 million, or 6.0%, for the first quarter ended March 29, 2020, primarily due to the following:

  Excluding the impact of refranchising, Domestic Company-owned restaurant sales increased due to positive comparable sales of 6.1%.
  North America commissary revenues increased primarily due to pricing associated with higher commodities costs, primarily cheese.
  North America franchise royalties and fees increased primarily due to positive comparable sales of 5.1%.
  International revenues, excluding refranchising, increased primarily due to higher United Kingdom commissary revenues and higher royalties from increased equivalent units and higher comparable sales of 2.3%. The higher revenues were partially offset by lower development fees and unfavorable foreign exchange rates.
  Other revenues increased due to higher marketing fund revenue primarily due to an increase in the national marketing fund contribution rate in 2020 and higher online revenues.

Operating Highlights

The table below summarizes income before income taxes on a reporting segment basis. Alongside the GAAP income (loss) before income taxes data, we have included “adjusted” income (loss) before income taxes to exclude Special charges. We believe this non-GAAP measure is important for purposes of comparison to prior year results.

	First Quarter
	Reported	Reported	Special	Adjusted	Adjusted
	Mar. 29,	Mar. 31,	charges	Mar. 31,	Increase
(In thousands)	2020	2019	in 2019	2019	(Decrease)
Domestic Company-owned restaurants	$8,667	$4,597	$-	$4,597	$4,070
North America commissaries	7,509	7,512	-	7,512	(3)
North America franchising	17,326	15,691	-	15,691	1,635
International	4,499	5,317	-	5,317	(818)
All others	(259)	(506)	-	(506)	247
Unallocated corporate expenses	(26,051)	(32,465)	10,981	(21,484)	(4,567)
Elimination of intersegment profits	(186)	(913)	-	(913)	727
Total income (loss) before income taxes	$11,505	$(767)	$10,981	$10,214	$1,291

Consolidated income before income taxes of $11.5 million for the first quarter of 2020 increased $12.3 million compared to the first quarter of 2019. Excluding the impact of the previously mentioned Special charges in 2019, consolidated income before income taxes increased $1.3 million from the first quarter of 2019. Significant changes in income before income taxes, excluding Special charges are as follows:

  Domestic Company-owned restaurants income before income taxes increased $4.1 million primarily due to higher profits from positive comparable sales of 6.1% and lower loyalty program costs, partially offset by higher commodities costs, primarily cheese.
  North America Franchising income before income taxes was $1.6 million higher primarily due to higher comparable sales of 5.1%.
  International income before income taxes decreased $0.8 million primarily due to lower development fee revenues, higher general and administrative costs and the unfavorable impact of foreign exchange rates, partially offset by higher royalty revenues attributable to increased units and higher comparable sales.
  Unallocated corporate expenses increased $4.6 million, primarily due to a $5.0 million discretionary marketing fund investment as part of the formal relief program, as described above in “Temporary Franchise Support,” and higher management incentive costs and legal fees. These increases were partially offset by a decrease in interest expense from a lower average debt balance and lower interest rates.

Income tax expense was $2.5 million for the first quarter of 2020, for an effective tax rate of 21.8%, compared to $0.8 million for the first quarter of 2019, for an effective tax rate of 108.3%. The change in the effective rate was due to higher income before income taxes in the first quarter of 2020 and the non-deductible $5.9 million expense associated with the one-time mark-to-market increase in the fair value of the Starboard option to purchase Series B convertible preferred stock in the first quarter of 2019, as previously mentioned.

Diluted earnings per common share was $0.15 for the first quarter of 2020, compared to diluted loss per common share of ($0.12) for the first quarter of 2019.

Free Cash Flow

The company’s free cash flow, a non-GAAP financial measure, for the first quarter of 2020 and 2019, respectively, was as follows (in thousands):

	First Quarter
	Mar. 29,	Mar. 31,
	2020	2019

Net cash provided by operating activities (a)	$33,734	$13,813
Purchases of property and equipment	(5,933)	(8,658)
Dividends paid to preferred shareholders	(3,412)	(2,040)
Free cash flow	$24,389	$3,115

(a) The increase of $19.9 million was primarily due to higher net income and favorable working capital changes, including timing of payments.

We define free cash flow as net cash provided by operating activities (from the Consolidated Statements of Cash Flows) less the purchases of property and equipment and dividends paid to preferred shareholders. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results and cash flow for the three months ended March 29, 2020.

Cash Dividend

The company declared common and preferred stock dividends of $10.7 million in the first quarter of 2020. The company declared second quarter 2020 cash dividends of approximately $10.7 million on April 30, 2020 which will be paid to common shareholders on May 22, 2020. The second quarter preferred dividend will be paid on July 1, 2020. The dividends are as follows (in thousands):

	First Quarter 2020	Second Quarter 2020
Common stock dividends ($0.225 per share)	$7,300	$7,300
Common stock dividends to preferred shareholders ($0.225 per share) (a)	1,140	1,140
Preferred dividends (3.6% of the investment per annum)	2,270	2,270
Total dividends	$10,710	$10,710

(a) Common stock dividends payable to holders of Series B Preferred Stock are on an as-converted to common stock basis

The declaration and payment of any future dividends on our common stock will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors. The Series B preferred stockholders receive quarterly preferred dividends and common stock dividends on an as-converted to common stock basis.

Global Restaurant Unit Data

At March 29, 2020, there were 5,378 Papa John’s restaurants operating in 49 countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
First Quarter
Beginning - December 29, 2019	598	2,690	3,288	2,107	5,395
Opened	1	15	16	18	34
Closed	-	(19)	(19)	(32)	(51)
Ending - March 29, 2020 (1)	599	2,686	3,285	2,093	5,378

Net unit growth (decline)	1	(4)	(3)	(14)	(17)

% increase (decrease)	0.2%	(0.1%)	(0.1%)	(0.7%)	(0.3%)

(1) Temporary closures as a result of the COVID-19 outbreak are not reflected as “closed” in the restaurant progression above. See “Update on Impact of COVID-19 on International and North America Markets” section below.

Our development pipeline as of March 29, 2020 included approximately 1,140 restaurants (90 units in North America and 1,050 units internationally), the majority of which are scheduled to open over the next six years.

Update on Impact of COVID-19 on International and North America Markets

The COVID-19 outbreak has presented evolving developments domestically and internationally. The outbreak began to result in disruption in certain of our international markets beginning in January 2020, which negatively impacted our operations in affected locations, including causing temporary closures of franchise locations in China and South Korea. Subsequently, the outbreak was characterized as a pandemic by the World Health Organization on March 11, 2020 and declared a national emergency in the United States during the same timeframe. In response, governments and other authorities around the world have imposed measures to attempt to control the spread of COVID-19, including restrictions on freedom of movement and business operations such as travel bans, social distancing requirements, including limitations on gatherings, shelter-in-place orders and quarantines, and mandated business closures, which have resulted in significant changes in commercial activity and consumer behavior. In addition, the pandemic has resulted in an overall contraction in global economic activity and rising unemployment. We have been in discussions with our major suppliers and currently have not experienced material disruptions in our supply chain.

Our primary focus continues to be the safety of our team members, franchisees, and customers. The company has taken steps to mitigate the impact of the COVID-19 pandemic by implementing extra health and safety measures across our business, including No Contact Delivery and enhanced cleaning and sanitization measures, for the protection of both our customers and team members. We have expanded our corporate employee benefits to include free virtual doctor visits. This is in addition to existing employee benefits of no-cost mental health support and affordable health plan options. In addition, the company is in the process of hiring thousands of team members to help serve our customers.

Of the company’s approximately 2,100 international franchised stores, approximately 375 are temporarily closed, principally in Europe (140 stores), Latin America (130 stores), and the Middle East (95 stores) in accordance with government policies. In China and South Korea, our markets which were impacted the earliest by the COVID-19 outbreak, a limited number of restaurants remain closed. Some international markets are open predominantly for delivery only, such as in the United Kingdom. In North America, substantially all our traditional restaurants remain open and fully operational. A number of non-traditional restaurants located in universities and stadiums are temporarily closed; these non-traditional locations are not significant to our revenues and operating results.

Although March sales in North America were negatively impacted by the cancellation of large gatherings, including major sporting events, our domestic businesses have performed well, as customers and communities rely on us and others in the food delivery industry. The demand for carry-out and delivery across our markets has increased over the past several weeks.

Our sales results by month for the first quarter, and our preliminary, estimated comparable sales information for the first month of the second quarter of 2020 (Period 4) are as follows:

	Period 1	Period 2	Period 3	Period 4
	Dec. 30,	Jan. 27,	Feb. 24,	Mar. 30,
	2019, to	2020, to	2020, to	2020, to
	Jan. 26,	Feb. 23,	Mar. 29,	Apr. 26,
	2020	2020	2020	2020
Comparable sales growth/(decline) (a)
Domestic Company-owned restaurants	9.4%	7.6%	2.5%	22.0%
North America franchised restaurants	7.1%	4.8%	3.9%	28.4%
Systemwide North America restaurants	7.6%	5.4%	3.6%	26.9%

System-wide international restaurants	4.9%	2.9%	(0.6%)	1.4%

(a) Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant-dollar basis, which excludes the impact of foreign currency translation.

We have sufficient cash on hand to support our current operations and we have access to approximately $350 million from our credit facility, should we need it.

Withdrawal of 2020 Outlook

There continues to be many uncertainties related to the COVID-19 pandemic. In late March, the company withdrew its previously provided financial outlook for 2020.

Conference Call and Website Information

A conference call is scheduled for May 6, 2020 at 8:00 a.m. Eastern Time to review the company’s first quarter 2020 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 8681167.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to the preliminary estimated same store sales growth and related trends, projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, the financial impact of the temporary business opportunities, disruptions and temporary changes in demand we are experiencing related to the current outbreak of the novel coronavirus disease (COVID-19), including the projections for sales trends and comparable sales, temporary restaurant closures, our cash on hand and access to our credit facilities, commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, royalty relief, the effectiveness of our strategic turnaround efforts and other business initiatives, marketing efforts, liquidity, compliance with debt covenants, stockholder and other stakeholder engagement, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  the ability of the company to manage difficulties associated with or related to the COVID-19 pandemic, including risks related to: the impact of governmental restrictions on freedom of movement and business operations including quarantines, social distancing requirements and mandatory business closures; the virus’s impact on the availability of our workforce; the potential disruption of our supply chain; changes in consumer demand or behavior; the overall contraction in global economic activity, including rising unemployment; our liquidity position; and our ability to navigate changing governmental programs and regulations relating to the pandemic; and the increased risk of phishing and other cyber-attacks;
  the assumption that the store closures in international markets and non-traditional restaurants in North America are not expected to be permanent; the assumption that our delivery restaurants will continue to stay open and be deemed essential businesses by national, state and local authorities in most of the jurisdictions in which we operate;
  increased costs for branding initiatives and launching new advertising and marketing campaigns and promotions to improve consumer sentiment and sales trends, and the risk that such initiatives will not be effective;
  the ability of the company to ensure the long-term success of the brand through significant investments committed to our U.S. franchise system, including marketing fund investments and royalty relief;
  the ability of the company to improve customer sentiment and sales trends through advertising, marketing and promotional activities;
  risks related to social media, including publicity adversely and rapidly impacting our brand and reputation;
  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the growing popularity of delivery aggregators, as well as changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending, including higher unemployment;
  the adverse impact on the company or our results caused by global health concerns, product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  the effectiveness of our technology investments and changes in unit-level operations;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned vehicles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions and risks associated with the withdrawal of the United Kingdom from the European Union, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth;
  the impact of current or future claims and litigation and our ability to comply with current, proposed or future legislation that could impact our business including compliance with the European Union General Data Protection Regulation;
  the company's ability to continue to pay dividends to shareholders based upon profitability, cash flows and capital adequacy if restaurant sales and operating results decline;
  failure to effectively manage recent transitions within our executive leadership team or to otherwise successfully execute succession planning;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards; and
  changes in Federal or state income, general and other tax laws, rules and regulations and changes in generally accepted accounting principles.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, and in “Part II. Item 1A. – Risk Factors” in our Quarterly Report on Form 10-Q for the first quarter ended March 29, 2020. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 29,	December 29,
	2020	2019
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$36,376	$27,911
Accounts receivable, net	77,607	80,921
Notes receivable, current portion	9,343	7,790
Income tax receivable	4,101	4,024
Inventories	29,810	27,529
Prepaid expenses and other current assets	27,956	33,371
Total current assets	185,193	181,546

Property and equipment, net	205,035	211,741
Finance lease right-of-use assets, net	9,365	9,383
Operating lease right-of-use assets	144,160	148,229
Notes receivable, less current portion, net	36,527	33,010
Goodwill	79,739	80,340
Deferred income taxes	1,694	1,839
Other assets	56,555	64,633
Total assets	$718,268	$730,721

Liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit
Current liabilities:
Accounts payable	$33,745	$29,141
Income and other taxes payable	8,167	7,599
Accrued expenses and other current liabilities	121,835	120,566
Current deferred revenue	6,250	5,624
Current finance lease liabilities	1,913	1,789
Current operating lease liabilities	23,118	23,226
Current portion of long-term debt	20,623	20,000
Total current liabilities	215,651	207,945

Deferred revenue	12,694	14,722
Long-term finance lease liabilities	7,555	7,629
Long-term operating lease liabilities	121,368	125,297
Long-term debt, less current portion, net	342,611	347,290
Deferred income taxes	607	2,649
Other long-term liabilities	86,227	84,927
Total liabilities	786,713	790,459

Series B Convertible Preferred Stock	251,893	251,133
Redeemable noncontrolling interests	5,962	5,785

Total Stockholders' deficit	(326,300)	(316,656)
Total liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit	$718,268	$730,721

Note: The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United
States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended
	March 29, 2020	March 31, 2019
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic company-owned restaurant sales	$ 161,440	$ 161,803
North America franchise royalties and fees	19,440	17,530
North America commissary revenues	155,422	148,904
International revenues	26,059	25,667
Other revenues	47,498	44,501
Total revenues	409,859	398,405

Costs and expenses:
Operating costs (excluding depreciation and amortization
shown separately below):
Domestic company-owned restaurant expenses	129,111	133,053
North America commissary expenses	144,272	138,557
International expenses	15,101	14,305
Other expenses	45,957	44,097
General and administrative expenses	47,651	51,135
Depreciation and amortization	12,295	11,749
Total costs and expenses	394,387	392,896
Operating income	15,472	5,509
Net interest expense	(3,967)	(6,276)
Income (loss) before income taxes	11,505	(767)
Income tax expense	2,512	831
Net income (loss) before attribution to noncontrolling interests	8,993	(1,598)
Net income attributable to noncontrolling interests	(550)	(133)
Net income (loss) attributable to the company	$ 8,443	$ (1,731)

Calculation of net income (loss) for earnings per share:
Net income (loss) attributable to the company	$ 8,443	$ (1,731)
Preferred stock dividends and accretion	(3,471)	(2,070)
Net income (loss) attributable to common shareholders	$ 4,972	$ (3,801)

Basic earnings (loss) per common share	$ 0.15	$ (0.12)
Diluted earnings (loss) per common share	$ 0.15	$ (0.12)

Basic weighted average common shares outstanding	32,093	31,554
Diluted weighted average common shares outstanding	32,320	31,554

Dividends declared per common share	$ 0.225	$ 0.225

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
(In thousands)	March 29, 2020	March 31, 2019
	(Unaudited)	(Unaudited)
Operating activities
Net income (loss) before attribution to noncontrolling interests	$ 8,993	$ (1,598)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision (credit) for uncollectible accounts and notes receivable	768	(50)
Depreciation and amortization	12,295	11,749
Deferred income taxes	1,185	(1,309)
Preferred stock option mark-to-market adjustment	—	5,914
Stock-based compensation expense	3,950	3,731
Other	234	838
Changes in operating assets and liabilities:
Accounts receivable	(1,839)	(3,443)
Income tax receivable	932	10,715
Inventories	(2,281)	810
Prepaid expenses	6,118	7,888
Other current assets	(532)	(13,855)
Other assets and liabilities	2,670	(3,258)
Accounts payable	4,604	8,108
Income and other taxes payable	568	746
Accrued expenses and other current liabilities	(1,903)	(11,003)
Deferred revenue	(2,028)	(2,170)
Net cash provided by operating activities	33,734	13,813

Investing activities
Purchases of property and equipment	(5,933)	(8,658)
Loans issued	(7,413)	(859)
Repayments of loans issued	3,790	925
Other	1	329
Net cash used in investing activities	(9,555)	(8,263)

Financing activities
Proceeds from issuance of preferred stock	—	252,530
Repayments of term loan	(5,000)	(5,000)
Net proceeds (repayments) of revolving credit facilities	640	(240,026)
Dividends paid to common stockholders	(7,237)	(7,125)
Dividends paid to preferred stockholders	(3,412)	(2,040)
Issuance costs associated with preferred stock	—	(7,179)
Tax payments for equity award issuances	(1,383)	(869)
Proceeds from exercise of stock options	1,241	51
Distributions to noncontrolling interest holders	(30)	(19)
Other	(350)	50
Net cash used in financing activities	(15,531)	(9,627)

Effect of exchange rate changes on cash and cash equivalents	(183)	92
Change in cash and cash equivalents	8,465	(3,985)
Cash and cash equivalents at beginning of period	27,911	33,258

Cash and cash equivalents at end of period	$ 36,376	$ 29,273

Contacts

Steve Coke
Vice President of Investor Relations and Strategy
Interim Principal Financial and Accounting Officer
502-261-7272